Baker Hughes to Retain Process and Pipeline Services Business
HOUSTON, Feb. 4, 2013 /PRNewswire/ -- Baker Hughes Incorporated (NYSE: BHI) announced today that it will retain its Process and Pipeline Services business. Going forward, this business will be reclassified as continuing operations within the Industrial Services segment.
Baker Hughes is a leading supplier of oilfield services, products, technology and systems to the worldwide oil and natural gas industry. The company's 58,000-plus employees today work in more than 80 countries helping customers find, evaluate, drill, produce, transport and process hydrocarbon resources. For more information on Baker Hughes' century-long history, visit: www.bakerhughes.com.

CONTACTS:

Media Relations:	Teresa Wong, +1.713.439.8110, teresa.wong@bakerhughes.com

Investor Relations:	Trey Clark, +1.713.439.8039, trey.clark@bakerhughes.com
Eric Holcomb, +1.713.439.8822, eric.s.holcomb@bakerhughes.com